Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OS THERAPIES INCORPORATED

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

OS THERAPIES INCORPORATED, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is: OS Therapies Incorporated (the “Corporation”). The Corporation was originally formed on April 12, 2018, as a Delaware limited liability company under the name OS Therapies LLC and converted into a Delaware corporation on June 5, 2019. The Corporation’s original Certificate of Incorporation, Amended and Restated Certificate of Incorporation, Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Certificate of Incorporation were each filed with the Secretary of State of the State of Delaware and effective on June 5, 2019, March 23, 2021, May 19, 2021, and February 9, 2024, respectively.

2. The amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the DGCL and has been consented to by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with Section 222 of the DGCL.

3. Section 4.1 of ARTICLE IV of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 4.1 Authorized Capital Stock. The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is One Hundred Fifty-Five Million (155,000,000) shares, consisting of (i) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

4. The foregoing amendment shall be effective as of the time this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

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State of Delaware Secretary of State Division of Corporations Delivered 12:51 PM 10/21/2025 FILED 12:51 PM 10/21/2025 SR 20254324607 – File Number 6823106

IN WITNESS WHEREOF, OS Therapies Incorporated has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this 21st day of October 2025.

OS THERAPIES INCORPORATED

By:	/s/ Paul A. Romness
Name:	Paul A. Romness
Title:	President and Chief Executive Officer